Exhibit 99.1

Contact:    Calvin E. Jenness

Senior Vice President

and Chief Financial

Officer

503-653-4573

Release:     Immediately

Blount Announces First Quarter Results

•      First quarter sales $177.7 million, down 4% from last year

•      Operating income of $23.2 million negatively impacted by foreign exchange, branding transition and stock based compensation expense

•      Diluted earnings per share of $0.19 also impacted by higher year over year tax rate

Portland, OR, May 9, 2006- Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today reported results for the first quarter ended March 31, 2006. Sales for the quarter were $177.7 million, compared to $185.3 million in last year’s first quarter. Operating income was $23.2 million, compared to $29.6 million in the first quarter of 2005.  This year’s operating income includes $1.8 million in incremental expense related to the Company’s adoption of the new accounting standard regarding share-based compensation.

Net income in this year’s first quarter was $9.0 million ($0.19 per diluted share), compared to $17.2 million ($0.36 per diluted share) in the comparable period last year. The Company’s book income tax rate in the first quarter of this year was 37.6%, compared to 16.5% in last year’s first quarter. This year’s results were also adversely impacted by foreign currency translation as compared to last year and a reduction in the sale of timber-harvesting equipment, due in large part to the re-branding efforts underway.  A summary of the impact of key variances in results compared to last year in terms of sales, operating income and diluted earnings per share is illustrated below:

($ millions, except per share data)	Sales	Operating Income	Diluted EPS

Variance 2006 vs. 2005
Foreign Exchange	$(2.2)	$(2.5)	$(0.04)
Stock Based Compensation Expense		(1.8)	(0.03)
Timber Harvesting Equipment Volume	(8.6)	(2.4)	(0.04)
Higher Tax Rate			(0.06)
All Other	3.3	0.3	(0.00)
Total Variance 2006 vs. 2005	$(7.5)	$(6.4)	$(0.17)

Commenting on the first quarter results, James S. Osterman, Chairman and Chief Executive Officer, stated: “As we communicated in our last conference call, year-over-year financial results in the first quarter were expected to be below last year’s.  Sales were down in our two largest business segments, as both foreign exchange rates and the re-branding of timber-harvesting equipment had a negative impact. Exclusive of the foreign exchange impact, sales of the Outdoor Product Group would have approximated the record level of sales recorded in the first quarter of 2005. The Industrial and Power Equipment segment decline included a 39% decrease in sales to Caterpillar dealers from last year’s first quarter with the curtailment of production of the Timberking brand prior to the start of shipments of the new Caterpillar-branded products. This branding change is expected to enhance Blount’s position in the worldwide timber-harvesting equipment

-Tables to follow-

market over time; however, the transition will take longer than we had previously anticipated, given Timberking trade inventory levels.

Although we expect year-over-year sales growth in the second half of the fiscal year, the recovery from the first quarter softness will take longer than originally anticipated. For the full year we now expect sales to range between $755 million and $775 million, with operating income ranging between $112 million and $116 million given prevailing economic conditions. The operating income range assumes $3.0 million in stock based compensation expense and $7 to $8 million adverse foreign currency impact compared to last year.”

Segment Results

The Outdoor Products segment reported first quarter sales of $114.2 million, a 2.2% decrease from last year’s record first quarter sales of $116.8 million. Contribution to operating income for this segment was $24.8 million, compared to last year’s $28.5 million. Sales were impacted by a negative $2.2 million in foreign currency translation compared to last year. Sales of replacement products were down 2% from the prior year, with growth in the North American and Asia-Pacific regions offset by declines in other geographical markets. Sales to original equipment manufacturers declined in the first quarter by 4%, due in part to tighter inventory management by our customers and improved delivery on the Company’s part resulting from added capacity and shorter order lead times. Sales of concrete-cutting products increased by 8% from last year’s first quarter, with continued market penetration. The year-over-year decrease in segment contribution to operating income includes a $2.5 million negative impact from foreign currency exchange rates. Order backlog decreased to $70.3 million from $90.8 million at the end of last year’s first quarter and from $82.5 million at the end of 2005.

The Industrial and Power Equipment segment first quarter sales were $49.8 million compared to $56.0 million in 2005, an 11.0% decrease. Segment contribution to operating income was $3.3 million, a $1.4 million reduction from the first quarter of 2005. A decline in shipments of timber-harvesting equipment was the primary reason for both the sales and contribution declines.  Sales of Timberking and Caterpillar- branded product declined by $6.0 million in the first quarter of 2006 as product availability was reduced and equipment dealers delayed orders during the branding transition. Additionally, market conditions for the sale of timber-harvesting equipment in the upper Midwest were weak with mild winter weather conditions. The segment contribution decline from last year reflects the reduction in volume and higher discounting on certain products, partially offset by higher average selling prices and a higher contribution from the sale of gear components. Backlog for this segment as of March 31was $38.0 million, compared to $69.8 million at the end of last year’s first quarter and $45.0 million at the end of 2005.

The Lawnmower segment sales were $13.9 million in this year’s first quarter, a 9.4% increase from last year’s first quarter.  Contribution to operating income was $0.9 million in this year’s first quarter compared to $0.2 million in the first quarter of 2005.  A 6% increase in mower unit shipments was the primary factor behind the increase in sales and contribution. New distribution, both domestically and internationally, contributed to the unit increase.

Blount International, Inc. is a diversified international company operating in three principal business segments: Outdoor Products, Industrial and Power Equipment and Lawnmower. Blount sells its products in more than 100 countries around the world.  For more information about Blount, please visit our website at http://www.blount.com.

Forward-looking statements in this release, including without limitation the Company’s “outlook,” “guidance,”  “expectations,”  “beliefs,”  “plans,” “indications,” “estimates,” “anticipations,” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and on assumptions that the Company believes are reasonable; however these forward- looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, raw material costs, especially with respect to the price of steel, and the presumed relationship between backlog and future sales trends. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income

(In thousands, except per share data)	Three mos. ended Mar. 31
	2006	2005
Sales	$177,740	$185,254
Cost of sales	121,937	125,285
Gross profit	55,803	59,969
Selling, general and administrative expenses	32,603	30,396
Operating income	23,200	29,573
Interest expense	(9,068)	(9,148)
Interest income	71	241
Other income (expense), net	153	(31)
Income before income taxes	14,356	20,635
Provision for (benefit from) income taxes	5,399	3,405
Net income (loss)	$8,957	$17,230

Basic earnings (loss) per share:	$0.19	$0.38
Diluted earnings (loss) per share:	$0.19	$0.36
Shares used for per share computations (in 000’s):
Basic	47,065	45,102
Diluted	47,784	47,292

Condensed Consolidated Balance Sheets

(In thousands)	Mar. 31, 2006	Dec. 31, 2005
Assets:
Cash and cash equivalents	$9,616	$12,937
Accounts receivable	93,060	93,593
Inventory	96,952	85,274
Other current assets	32,798	34,801
Property, plant and equipment, net	102,035	101,538
Other assets	127,808	127,049
Total assets	$462,269	$455,192
Liabilities:
Current maturities of long-term debt	$1,500	$2,360
Other current liabilities	102,372	112,031
Long-term debt, net of current maturities	421,750	405,363
Other liabilities	70,193	80,625
Total liabilities	595,815	600,379
Stockholders’ deficit	(133,546)	(145,187)
Total liabilities and stockholders’ deficit	$462,269	$455,192

Segment Information

(In thousands)	Three mos. ended Mar. 31
	2006	2005
Sales:
Outdoor products	$114,196	$116,801
Industrial and power equipment	49,842	56,016
Lawnmower	13,938	12,742
Elimination	(236)	(305)
Total sales	$177,740	$185,254
Operating income (loss):
Outdoor products	$24,807	$28,486
Industrial and power equipment	3,323	4,747
Lawnmower	916	241
Elimination	(43)	(39)
Corporate office expense	(5,803)	(3,862)
Operating income	$23,200	$29,573

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